 Registration Statement No. 333-217200
Filed Pursuant to Rule 433
August 2, 2018

MicroSectors™ FANG+™ Index -2X Leveraged Exchange Traded Notes Description The return on the MicroSectors™ FANG+™ Index -2X Inverse Leveraged ETNs (ETNs) are linked to a two times inverse leveraged participation in the performance of the Index, compounded daily, minus the applicable fees. The ETNs provide inverse levered exposure to the NYSE FANG+™ Index. The NYSE FANG+™ Index, an equal-dollar weighted index, was created by NYSE in 2017 to provide exposure to a group of highlytraded growth stocks of technology and tech-enabled companies. This includes the five core “FANG” stocks--Facebook, Apple, Amazon, Netflix and Alphabet’s Google—plus another five actively-traded technology growth stocks—Alibaba, Baidu, NVIDIA, Tesla and Twitter. MicroSectors™ provide concentrated exposure to 10 stocks in a given subsector, or “microsector”. Key Risks An investment in the MicroSectors™ FANG+™ Index -2X Inverse Leveraged ETNs (-2X ETNs) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the Bank of Product Details Primary Exchange NYSE Arca, Inc. ETN Ticker FNGZ Intraday Indicative Value Ticker FNGZIV Index Ticker NYFANGT CUSIP 063679849 Issue Date August 06, 2018 Maturity Date January 08, 2038 Daily Market Data (as of ) ETNs Outstanding 1,000,000 Key Risks Montreal prospectus dated April 27, 2017, prospectus supplement dated April 27, 2017 and the applicable pricing supplement. The -2X ETNs are linked to the inverse performance of the Index - Your investment in a the -2X ETNs is linked to the inverse, or “short”, performance of the Index. Therefore, notwithstanding the gains resulting from the daily interest, if any, and the cumulative negative effect of the daily investor fee, your -2X ETNs will generally appreciate as the level of the Index decreases and will decrease in value as the level of the Index increases. You may lose some or all of your investment if the level of the Index increases over the term of your -2X ETNs. You may lose some or all of your principal - The -2X ETNs do not guarantee any return on your initial investment. The -2X ETNs are leveraged inverse notes, which means they are exposed to two times the risk of any increase in the level of the Index, compounded daily. Due to leverage, the -2X ETNs are very sensitive to changes in the level of the Index and the path of such changes. Because the Daily Investor Fee and any negative Daily Interest reduce your final payment, the level of the Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to decrease by an amount at least equal to the percentage of the Principal Amount represented by the Daily Investor Fee, any negative Daily Interest and Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your -2X ETNs, that is equal to at least the Principal Amount. You may lose some or all of your investment at maturity or call, or upon early redemption. Credit of issuer - The -2X ETNs are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the -2X ETNs, including any payment at maturity, call or upon early redemption, depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the -2X ETNs prior to maturity, call or early redemption. In addition, in the event Bank of Montreal was to default on its obligations, you may not receive any amounts owed to you under the terms of the -2X ETNs. The Daily Interest may be negative - Although the Daily Interest will be added to the Deposit Amount, the Daily Interest will be negative on any Exchange Business Day on which the Daily Interest Rate is negative. On those Exchange Business Days, the Daily Interest will be subtracted from the Deposit Amount, which, in turn, will reduce the Indicative Note Value and the amount that you will receive for your -2X ETNs at maturity, call or redemption. Correlation and compounding risk - A number of factors may affect the -2X ETNs’ ability to achieve a high degree of correlation with the performance of the Index, and there is a Key Risks significant possibility that the -2X ETNs will not achieve a high degree of correlation with the performance of the Index over periods longer than one day. The leverage is reset daily, the return on the -2X ETNs is path dependent and you will be exposed to compounding of daily returns. As a result, the performance of the -2X ETNs for periods greater than one Index Business Day may be either greater than or less than two times the inverse of the Index performance, before accounting for the Daily Investor Fee, any negative Daily Interest and any Redemption Fee Amount. Path dependence - The return on the -2X ETNs will be highly path dependent. Accordingly, even if the level of the Index decreases or increases over the term of the -2X ETNs, or over the term which you hold the -2X ETNs, the value of the -2X ETNs will increase or decrease not only based on any change in the level of the Index over a given time period but also based on the volatility of the Index over that time period. The value of the -2X ETNs will depend not only upon the level of the Index at maturity, upon call or upon early redemption, but also on the performance of the Index over each day that you hold the -2X ETNs. It is possible that you will suffer significant losses in the -2X ETNs, even if the long-term performance of the Index is negative. Accordingly, the returns on the -2X ETNs may not correlate with returns on the Index over periods of longer than one day. Long holding period risk - The -2X ETNs are intended to be daily trading tools for sophisticated investors and are designed to reflect a leveraged inverse exposure to the performance of the Index on a daily basis, but their returns over different periods of time can, and most likely will, differ significantly from two times the return on a direct inverse investment in the Index. The -2X ETNs are very sensitive to changes in the level of the Index, and returns on the -2X ETNs may be negatively affected in complex ways by volatility of the Index on a daily or intraday basis. Also, the Index is potentially volatile as it includes only a small number of constituents (10, as of the date of the pricing supplement); any Index volatility would be magnified by the leverage. Accordingly, the -2X ETNs should be purchased by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged inverse investment results. Investors should actively and frequently monitor their investments in the -2X ETNs, even intra-day. It is possible that you will suffer significant losses in the -2X ETNs even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee and the Daily Interest, and the Redemption Fee Amount, if applicable). Potential total loss of value - If the closing Indicative Note Value of the -2X ETNs is equal to or less than $0 on any Exchange Business Day, then the Indicative Note Value on all future Exchange Business Days will be $0. If the Intraday Indicative Value of the -2X ETNs is equal to or less than $0 at any time on any Index Business Day, then both the Intraday Indicative Value of the -2X ETNs and the closing Indicative Note Value on Key Risks that Exchange Business Day, and on all future Exchange Business Days, will be $0. If the Indicative Note Value is zero, the Cash Settlement Amount will be zero. Leverage risk - The -2X ETNs are two times leveraged and, as a result, the -2X ETNs will benefit from two times any negative, but will decline based on two times any positive, daily performance of the Index. However, the leverage of the -2X ETNs may be greater or less than -2.0 during any given Index Business Day. Volatility of the Index level may have a significant negative effect on the value of the -2X ETNs. The Index has a limited actual performance history - The Index was launched on September 26, 2017. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the -2X ETNs may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance. The Index lacks diversification and is concentrated in two sectors, and has a limited number of Index constituents - All of the stocks included in the Index are issued by companies whose primary lines of business are in the technology and consumer discretionary sectors. As a result, the -2X ETNs will not benefit from the diversification that could result from an investment linked to an index of companies that operate in multiple sectors. Each of the Index constituents represents 10% of the weight of the Index as of each quarterly rebalancing date (based on the current 10 Index constituents). Any increase in the market price of any of those stocks is likely to have a substantial positive impact on the Index Closing Level and a substantial adverse impact on the value of the -2X ETNs. Giving effect to leverage, positive changes in the performance of one Index constituent will be magnified and have a material adverse effect on the value of the -2X ETNs. A trading market for the -2X ETNs may not develop - The -2X ETNs are listed on the NYSE under the symbol “FNGZ.” However, a trading market for the -2X ETNs may not develop. We are not required to maintain any listing of the -2X ETNs on the NYSE or any other exchange. The Intraday Indicative Value is not the same as the trading price of the -2X ETNs in the secondary market - The Intraday Indicative Value of the -2X ETNs will be calculated by the NYSE and published every 15 seconds on each Exchange Business Day during normal trading hours on Bloomberg under the ticker symbol FNGZIV so long as no Market Disruption Event has occurred or is continuing. The trading price of the -2X ETNs at any time is the price at which you may be able to sell your -2X ETNs in the secondary market at such time, if one exists. The trading price of the -2X ETNs at any time may vary significantly from the Intraday Indicative Value of the -2X ETNs at such time. Paying a premium purchase price over the Intraday Indicative Value of the -2X ETNs could lead to significant losses in the event one sells such -2X ETNs at a time when such premium is no longer present in the market place or the -2X ETNs are called - Paying a premium purchase price over the Intraday Indicative Value of the -2X ETNs could lead to Key Risks significant losses in the event one sells the -2X ETNs at a time when such premium is no longer present in the market place or if the -2X ETNs are called, in which case investors will receive a cash payment in an amount based on the arithmetic mean of the closing Indicative Note Value of the -2X ETNs during the Call Measurement Period. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the -2X ETNs. Call right - We may elect to redeem all outstanding -2X ETNs at any time on or after [●], 2018. If we exercise our Call Right, the Call Settlement Amount may be less than the Principal Amount of your -2X ETNs. Any exercise by us of our Call Right could present a conflict between your interest in the -2X ETNs and our interests in determining whether to call the -2X ETNs. Minimum redemption amount - You must elect to redeem at least 25,000 -2X ETNs for us to repurchase your -2X ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your -2X ETNs for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, the liquidity of the -2X ETNs may be limited. Your redemption election is irrevocable - You will not be able to rescind your election to redeem your -2X ETNs after your redemption notice is received by us. Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date. You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice. No interest payments or ownership rights - The -2X ETNs do not pay any interest. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index. Potential conflicts - We and our affiliates play a variety of roles in connection with the issuance of the -2X ETNs, including acting as an agent of the issuer for the offering of the -2X ETNs, making certain calculations and determinations that may affect the value of the -2X ETNs and hedging our obligations under the -2X ETNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the -2X ETNs, which creates an additional incentive to sell the -2X ETNs to you. In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the -2X ETNs. Uncertain tax treatment - Significant aspects of the tax treatment of the -2X ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Bank of Montreal and its affiliates do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purposes of avoiding U.S. tax-related Key Risks penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor  Disclaimer

MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). FANG+™ is a registered trademark of ICE Data Indices, LLC (“ICE Data”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any of its affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the notes. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of notes into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. REX INDEX PARTIES AND ICE DATA INDEX PARTIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE NYSE® FANG+™ INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. REX INDEX PARTIES AND ICE DATA INDEX PARTIES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. REX INDEX PARTIES AND ICE DATA INDEX PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BANK OF MONTREAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NYSE® FANG+™ INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL REX INDEX PARTIES OR ICE DATA INDEX PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ICE DATA INDEX PARTIES AND BANK OF MONTREAL, OTHER THAN THE LICENSORS OF ICE DATA INDEX PARTIES.